Exhibit 99.1

News Release

Contact:	Brian W. Wingard Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2016,

HIGHLIGHTED BY STRONG DEPOSIT GROWTH

Clearfield, Pennsylvania – April 18, 2016

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the first quarter of 2016. Highlights include the following:

•	Total deposits of $1.9 billion at March 31, 2016, an increase of $75.2 million, or 4.1%, as compared to December 31, 2015, and an increase of $22.8 million, or 1.2%, as compared to March 31, 2015. CNB’s loan to deposit ratio increased from 72.6% at March 31, 2015 to 85.0% at March 31, 2016.

•	Total loans of $1.6 billion at March 31, 2016, an increase of $250.2 million, or 18.4%, as compared to March 31, 2015 and an increase of $28.5 million, or 1.8%, as compared to December 31, 2015. All of CNB’s loan growth during the 12 months ended March 31, 2016 was organic.

•	Net interest margin of 3.67% for the quarter ended March 31, 2016, compared to 3.82% for the quarter ended March 31, 2015. Included in net interest income in 2016 was $133 thousand of net accretion related to acquired loans, which was down from $1.1 million included in 2015. Excluding the impact of the net accretion, net interest income increased by $1.3 million for 2016 as compared to 2015.

•	Net income of $5.0 million for the quarter ended March 31, 2016, or $0.35 per share, compared to net income of $5.6 million for the quarter ended March 31, 2015, or $0.39 per share. Impacting these results in 2016 were merger costs related to our pending acquisition of Lake National Bank and one-time costs associated with our core processing system upgrade totaling $109 thousand.

•	Annualized returns on average assets and equity of 0.87% and 9.65%, respectively, for the quarter ended March 31, 2016 compared to 1.02% and 11.47%, respectively, for the quarter ended March 31, 2015.

•	Tangible book value per share of $12.36 as of March 31, 2016, an increase of 7.6% over tangible book value per share of $11.49 at March 31, 2015.

•	Non-performing assets of $13.1 million, or 0.57% of total assets as of March 31, 2016, compared to $10.2 million, or 0.47% of total assets, at March 31, 2015.

In December 2015, CNB announced the acquisition of Lake National Bank, headquartered in Mentor, Ohio, which is expected to close in the third quarter of 2016, subject to receipt of certain regulatory approvals and the approval of Lake National Bank’s shareholders.

Joseph B. Bower, Jr., President and CEO commented, “CNB is pleased to see a turnaround in deposit growth so far in 2016 after a lull in 2015. While funding is not currently an issue, increasing deposits is core to our fundamental business. Some concern continues to surround the narrowing of our net interest margin. The margin contraction of 15 basis points on a year over year basis is significant. We expect to maintain the current margin throughout the rest of 2016.”

Net Interest Margin

Net interest margin on a fully tax equivalent basis was 3.67% for the quarter ended March 31, 2016, compared to 3.82% for the quarter ended March 31, 2015. Net accretion included in loan interest income in the first quarter of 2016 was $133 thousand, resulting in an increase in the net interest margin of 3 basis points. Net accretion included in loan interest income in the first quarter of 2015 was $1.1 million, resulting in an increase in the net interest margin of 21 basis points.

During 2015 and the first quarter of 2016, CNB experienced net interest margin compression as a result of loans repricing downward and new loans with market yields significantly below historical averages, which is consistent with the trends across the financial services industry in this historically low interest rate environment. The cost of interest-bearing liabilities was 69 basis points during the first quarter of 2016, compared to 71 basis points during the first quarter of 2015.

Asset Quality

During the quarter ended March 31, 2016, CNB recorded a provision for loan losses of $1.2 million, as compared to a provision for loan losses of $943 thousand for the quarter ended March 31, 2015. Net chargeoffs in the first quarter of 2016 were $1.2 million, compared to net chargeoffs of $634 thousand in the first quarter of 2015. The increase in chargeoffs was primarily attributable to consumer loans held in CNB’s consumer discount company, Holiday Financial Services Corporation. There were no new impaired commercial loan relationships that required a significant loss reserve in the first quarter of 2016.

Non-Interest Income

Non-interest income was $3.1 million for both the quarter ended March 31, 2016 and the quarter ended March 31, 2015. Other non-interest income increased in the first quarter of 2016 compared to the first quarter of 2015 primarily due to an increase in debit card interchange fees as a result of CNB’s increasing customer base and an increase in the gains realized on the sale of mortgage and Small Business Administration loans on the secondary market.

Non-Interest Expenses

Throughout 2015 and the first three months of 2016, CNB made numerous infrastructure, personnel, and other investments to facilitate its continued growth. Additionally, in order to better serve our customers and to achieve operational efficiencies, CNB is undertaking a core processing system upgrade with completion scheduled for the second quarter of 2016. Total non-interest expenses were $14.2 million and $13.1 million during the quarters ended March 31, 2016 and 2015, respectively. Included in non-interest expenses in the first quarter of 2016 were $109 thousand of non-recurring items, with merger related expenses of $42 thousand and costs associated with our core processing system upgrade of $67 thousand. We expect an additional $450 thousand in one-time costs related to the core processing system upgrade in the second quarter of 2016.

Salaries and benefits expenses increased $866 thousand, or 13.1%, during the quarter ended March 31, 2016 compared to the quarter ended March 31, 2015. As of March 31, 2016, CNB had 441 full-time equivalent staff, compared to 419 full-time equivalent staff as of March 31, 2015. The staff added during this period included both customer-facing personnel such as business development and wealth management officers, as well as support department personnel.

The ratio of non-interest expenses to average assets was 2.47% and 2.41% during the quarters ended March 31, 2016 and 2015, respectively.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $2.3 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank, and 9 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.cnbbank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited) Three Months Ended March 31,
(Dollars in thousands, except share and per share data)
	2016	2015	% change
Income Statement
Interest income	$22,066	$21,641	2.0%
Interest expense	3,124	3,051	2.4%

Net interest income	18,942	18,590	1.9%
Provision for loan losses	1,196	943	26.8%

Net interest income after provision for loan losses	17,746	17,647	0.6%

Non-interest income
Service charges on deposit accounts	981	1,017	-3.5%
Other service charges and fees	560	624	-10.3%
Wealth and asset management fees	723	766	-5.6%
Net realized gains on available-for-sale securities	—	19	NA
Net realized and unrealized losses on trading securities	(34)	(32)	-6.3%
Mortgage banking	171	113	51.3%
Bank owned life insurance	262	276	-5.1%
Other	480	314	52.9%

Total non-interest income	3,143	3,097	1.5%

Non-interest expenses
Salaries and benefits	7,491	6,632	13.0%
Net occupancy expense of premises	1,839	1,799	2.2%
FDIC insurance premiums	322	296	8.8%
Core Deposit Intangible amortization	216	259	-16.6%
Merger costs	42	—	NA
Other	4,270	4,107	4.3%

Total non-interest expenses	14,180	13,093	8.3%

Income before income taxes	6,709	7,651	-12.3%
Income tax expense	1,690	2,086	-19.0%

Net income	$5,019	$5,565	-9.8%

Average diluted shares outstanding	14,356,734	14,357,366
Diluted earnings per share	$0.35	$0.39	-10.3%
Cash dividends per share	$0.165	$0.165	0.0%
Payout ratio	47%	42%

Average Balances
Loans, net of unearned income	$1,595,782	$1,362,679
Total earning assets	2,162,451	2,032,313
Total assets	2,299,860	2,174,538
Total deposits	1,855,334	1,844,179
Shareholders’ equity	208,098	194,059
Performance Ratios (quarterly information annualized)
Return on average assets	0.87%	1.02%
Return on average equity	9.65%	11.47%
Net interest margin (FTE)	3.67%	3.82%
Loan Charge-Offs
Net loan charge-offs	$1,195	$634
Net loan charge-offs / average loans	0.30%	0.19%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31	% change versus
	2016	2015	2015	12/31/15	3/31/15
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$1,606,308	$1,577,798	$1,356,126	1.8%	18.4%
Loans held for sale	544	1,381	1,661	-60.6%	-67.2%
Investment securities	543,413	550,619	659,902	-1.3%	-17.7%
FHLB and other equity interests	13,675	15,921	4,923	-14.1%	177.8%
Other earning assets	2,762	3,959	4,098	-30.2%	-32.6%

Total earning assets	2,166,702	2,149,678	2,026,710	0.8%	6.9%
Allowance for loan losses	(16,738)	(16,737)	(17,682)	0.0%	-5.3%
Goodwill	27,194	27,194	27,194	0.0%	0.0%
Core deposit intangible	2,180	2,395	3,144	-9.0%	-30.7%
Other assets	121,663	122,606	140,774	-0.8%	-13.6%

Total assets	$2,301,001	$2,285,136	$2,180,140	0.7%	5.5%

Non interest-bearing deposits	$262,480	$263,639	$259,512	-0.4%	1.1%
Interest-bearing deposits	1,627,731	1,551,414	1,607,869	4.9%	1.2%

Total deposits	1,890,211	1,815,053	1,867,381	4.1%	1.2%
Borrowings	156,150	220,515	75,652	-29.2%	106.4%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	25,864	27,035	20,605	-4.3%	25.5%
Common stock	—	—	—	NA	NA
Additional paid in capital	77,188	77,827	77,339	-0.8%	-0.2%
Retained earnings	125,935	123,301	113,800	2.1%	10.7%
Treasury stock	(274)	(1,114)	(1,205)	-75.4%	-77.3%
Accumulated other comprehensive income	5,307	1,899	5,948	179.5%	-10.8%

Total shareholders’ equity	208,156	201,913	195,882	3.1%	6.3%

Total liabilities and shareholders’ equity	$2,301,001	$2,285,136	$2,180,140	0.7%	5.5%

Ending shares outstanding	14,458,818	14,408,430	14,402,362
Book value per share	$14.40	$14.01	$13.60
Tangible book value per share (*)	$12.36	$11.96	$11.49
Capital Ratios
Tangible common equity / tangible assets (*)	7.87%	7.64%	7.70%
Tier 1 leverage ratio	8.73%	8.73%	8.59%
Common equity tier 1 ratio	10.76%	10.90%	11.45%
Tier 1 risk based ratio	11.97%	12.14%	12.84%
Total risk based ratio	12.98%	13.18%	14.07%
Asset Quality
Non-accrual loans	$12,297	$12,159	$9,158
Loans 90+ days past due and accruing	52	105	57

Total non-performing loans	12,349	12,264	9,215
Other real estate owned	782	925	977

Total non-performing assets	$13,131	$13,189	$10,192

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$9,158	$9,304	$14,593
Non-performing TDR loans**	5,446	5,637	3,816

Total TDR loans	$14,604	$14,941	$18,409

Non-performing assets / Loans + OREO	0.82%	0.84%	0.75%
Non-performing assets / Total assets	0.57%	0.58%	0.47%
Allowance for loan losses / Loans	1.04%	1.06%	1.30%

*	- Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
**	- Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31
	2016	2015	2015
Shareholders’ equity	$208,156	$201,913	$195,882
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	2,180	2,395	3,144

Tangible common equity	$178,782	$172,324	$165,544

Total assets	$2,301,001	$2,285,136	$2,180,140
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	2,180	2,395	3,144

Tangible assets	$2,271,627	$2,255,547	$2,149,802

Ending shares outstanding	14,458,818	14,408,430	14,402,362
Tangible book value per share	$12.36	$11.96	$11.49
Tangible common equity/Tangible assets	7.87%	7.64%	7.70%